UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 29, 2014 (October 27, 2014)
Date of Report (Date of earliest event reported)

Synergy Strips Corp.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55098	99-0379440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3435 Ocean Park #107-447
Santa Monica, CA 90405
(Address of Principal Executive Offices)

(615) 939-9004
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 27, 2014, Mark Suponitsky resigned as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the registrant. His decision to resign was not the result of any material disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.

Effective October 27, 2014, immediately after the resignation of Mr. Suponitsky, Jack Ross was appointed as the registrant’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, and to the registrant’s Board of Directors (the “Board”) as a director.

Mr. Ross is currently the sole officer and director of Pure Sports Inc., which he has held since February 2009, the sole officer and director of Gowan Capital Inc., which he has held since May 2011, the sole officer and director of Synergy Energy Strips World Wide Inc., which he has held since August 2011, the sole officer and director of Rio e Cigs Inc., which he has held since December 2011, and the sole officer and director of Kenek Brands Inc., positions that he has held since May 2014. From January 2012 to April 2014, Mr. Ross served as the sole officer and director of Synergy Strip Corp., which was acquired by and became a wholly owned subsidiary of the registrant in April 2014 (the “Subsidiary”). Other than the Subsidiary, none of these companies are related to or affiliated with the registrant.

There are no transactions between the registrant and Mr. Ross that would require disclosure under Item 404(a) of Regulation S-K.

Immediately after the appointment of Mr. Ross to the Board, Mr. Suponitsky and Jordin Mendelsohn resigned from the Board. Their decision to resign from the Board was not the result of any material disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY STRIPS CORP.
a Nevada corporation

Dated: October 29, 2014	By:	/s/ Jack Ross
Name: Jack Ross
Title: President and Chief Executive Officer